[GRAPHIC OMITTED]
                                   VISUALANT
                 Suite 406, 500 Union Street, Seattle, WA 98101
                    Telephone: 206 903.1351 Fax: 206 903.1352


                                December 1, 2005



U.S. Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549
Attention:  John Fieldsend

Re:  Visualant, Incorporated
     Registration Statement on Form SB-2
     File No.  333-127100
     SB-2/A filed on November 22, 2005


Dear Mr. Fieldsend:

Pursuant to Rule 477(a) of the Securities Act of 1933, as amended, Visualant, Incorporated hereby requests that the Amendment to its Form SB-2 Registration Statement (File No. 333-127100), which was filed with the SEC on November 22, 2005, be withdrawn.

This Amendment is being withdrawn for the reason that when it was filed, it was incorrectly tagged as "SB-2/A" instead of "POS AM" as a post-effective amendment.


                                                     Sincerely,

                                                    /s/Ralph M. Brier
                                                    ---------------------------
                                                     Ralph M. Brier
                                                     President and CEO